EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Griffin Capital Essential Asset® REIT Sells
Office Building in El Segundo, CA for $63.5 Million

El Segundo, Calif. (November 25, 2019) – Griffin Capital Essential Asset REIT, Inc. (the “REIT”) announced the sale of a 151,289 square foot, Class “A”, three-story office building located at 2160 Grand Avenue, El Segundo, California (“Property”) for $63.5 million or $420 per square foot. Purchased by the REIT in February 2014 for $52.7 million, the Property was originally 100 percent leased to a single-tenant with a lease expiration of June 30, 2021. As part of the transaction, the REIT delivered the property unencumbered by this lease.

In response to abundant investor demand for value-add office property investment opportunities, the REIT made a strategic decision to position the property for sale. Recognizing that value-add buyers prefer vacant buildings, the REIT’s team bought out and terminated the sole tenant’s lease and did so on an accretive basis. The termination permitted the sale of the asset substantially vacant. As expected, the scarcity of Westside Class “A” office buildings having large, contiguous, office blocks drove significant institutional investor interest in the Property, and this competition among interested buyers resulted in the attractive sale price. Adeptly executing on the combination of an attractive buyout and a simultaneous sale, ultimately drove a strong return for the REIT.

Michael Escalante, Chief Executive Officer of the REIT stated, “Since the REIT’s acquisition, the El Segundo office submarket has benefitted from outsized tenant demand in the city’s Lower Westside markets, drawing to El Segundo a larger and more diverse tenant base than had historically been interested in the location, resulting in material growth in both office rental rates and institutional capital investment. We believed the Property would ultimately be the beneficiary of this growth, and that original acquisition thesis was proven correct by the economics of this sale transaction.”

The REIT was represented by the Shannon Team of Newmark Knight Frank. The building was purchased by SteelWave.

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About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a self-managed, publicly registered, non-traded REIT with a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type, and lease duration. Griffin Capital Essential Asset REIT, Inc.’s portfolio, as of September 30, 2019, consists of 101 office and industrial properties totaling 27.1 million rentable square feet, located in 25 states, representing total REIT enterprise value of approximately $4.7 billion.

Additional information is available at www.gcear.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "SEC"). This is neither an offer nor a solicitation to purchase securities.

There is currently no public trading market for shares of our common stock and there may never be one, so redemption of shares by us will likely be the only way to dispose of your shares. The purchase and redemption price for shares of our common stock is based on the NAV of each class of common stock and is not based on any public trading market. Our NAV does not currently represent our enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our shares, or the price that our shares would trade at on a national stock exchange. Furthermore, our board of directors may amend our NAV procedures from time to time. Our share redemption program generally imposes a quarterly cap on aggregate redemptions of our shares equal to a value of up to 5% of the aggregate NAV of the outstanding shares as of the last business day of the previous quarter. We may also amend, suspend or terminate our share redemption program at any time. A portion of the proceeds received in our offerings may be used to redeem or repurchase our shares, which will reduce the net proceeds available to acquire additional properties. We may pay distributions from sources other than our cash flows from operations, including from the net investment proceeds from our public offerings, and as a result, we would have less cash available for investments and your overall return may be reduced. Our future results will suffer if we do not effectively manage our expanded operations that occurred as a result of the mergers. We may incur substantial debt, which could hinder our ability to pay distributions to our shareholders or could decrease the value of your investment, and our board of directors may authorize us to exceed our charter limit on leverage of 300% of net assets. If we fail to maintain our status as a Real Estate Investment Trust (“REIT”), it could adversely affect our operations and our ability to make distributions. We have incurred net losses in the past and may incur net losses in the future, and we

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have an accumulated deficit and may continue to do so in the future. Adverse economic conditions may negatively affect our property values, returns and profitability. If we breach covenants under our credit agreement, we could be held in default under such agreement, which could accelerate our repayment date and materially adversely affect the value of our shareholders’ investment in us.

Investor Services
888-926-2688

Media Contacts
Diana Keary
Senior Vice President
Griffin Capital Company
Dkeary@griffincapital.com
949-270-9303
Or
Joe Berg
Director
Finsbury
Joe.berg@finsbury.com
310-633-9446
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